Exhibit 10.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

AMENDED AND RESTATED COMMISSION AGREEMENT

THIS AMENDED AND RESTATED COMMISSION AGREEMENT (this “Agreement”) is effective as of February 28, 2020 (the “Effective Date”) by and between NOCIMED, INC., a Delaware corporation with its principal place of business at 951 Mariners Island Blvd., Suite 300, San Mateo, CA 94404 (“Nocimed”), and NUVASIVE, INC., a Delaware corporation with its principal place of business at 7475 Lusk Boulevard, San Diego, CA 92121 (“NuVasive”).

WHEREAS, Nocimed and NuVasive are parties to that certain Marketing Agreement dated as of February 18, 2015, as amended by that certain First Amendment to Marketing Agreement dated and effective July 27, 2017 (as so amended, the “Prior Agreement”).

WHEREAS, Nocimed and NuVasive wish to rename, and to amend and restate the terms of, the Prior Agreement to eliminate and terminate certain rights and obligations under the Prior Agreement and to modify certain other rights and obligations under the Prior Agreement, including the modification of the Commission (as defined below) payable to NuVasive thereunder.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINED TERMS

1.1           “Nocimed Marks” shall mean all of Nocimed’s trademarks, service marks and/or logos that are reasonably applicable to the Technology, including, without limitation, those listed on Exhibit A hereto.

1.2	“Technology” shall mean Nocimed’s NociscanTM Technology.

1.3           “Technology Sales” shall mean gross installation fees, ongoing gross scan revenue, and/or all other amounts actually received by Nocimed, its affiliates and/or its and their respective licensees or sublicensees, with respect to any sale, installation, use or other disposition of the Technology; excluding, however, research grant funds received by Nocimed, under bona fide organized research grant fund programs, for using the Technology for in-vitro or ex-vivo pre-clinical research, or under institutional review board (IRB) approved investigational clinical research study protocols.

2.	PAYMENTS

2.1          Compensation to NuVasive. As compensation for NuVasive for the elimination and termination of certain rights and obligations under the Prior Agreement and the modification of certain other rights and obligations under the Prior Agreement, Nocimed shall pay and deliver to NuVasive:

(a)         a commission (the “Commission”) equal to (a) [***] percent ([***]%) of aggregate Technology Sales which occur during the period commencing on the Effective Date and continuing until December 31, 2023 (the “Commission Term”). For clarity, NuVasive shall receive the Commission on all such Technology Sales, regardless of whether such installation or sales result (directly or indirectly) from any promotional or marketing activities of NuVasive; and

(b)        concurrently with the execution of this Agreement, a SAFE in the form of Exhibit B hereto.

2.2          Payment; Reports. All amounts owed to NuVasive shall be calculated and reported for each calendar quarter and shall be paid within 30 days after the end of each calendar quarter. Each payment shall be accompanied by a report of all Technology Sales, which report shall include a breakdown of all Technology Sales, including allocation of amounts to installation, ongoing scan revenue or other types of revenue, a description of the method used to calculate the Commission payable, the exchange rates used, and the gross Technology Sales for such calendar quarter, in each case presented on a country-by-country basis. All Commission (as such term is defined in the Prior Agreement) payments owed to NuVasive under the Prior Agreement for aggregate Technology Sales which occur prior to the Effective Date shall be paid within 30 days of the Effective Date.

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2.3         Arm’s-Length Compensation. The parties hereto agree that the compensation provided herein has been determined in arm’s-length bargaining and is consistent with fair market value in arm’s-length transactions. Furthermore, the compensation is not and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare or any federal or state health care program or under any other third party payor program.

2.4          Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of Technology Sales (for purposes of calculating respective Commissions) from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the royalties are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by NuVasive. All payments hereunder are non-refundable and non-creditable.

2.5          Income Tax Withholding. NuVasive will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are paid or required to be withheld by Nocimed for the benefit of NuVasive on account of any payments due to NuVasive under this Agreement, Nocimed will (a) deduct such taxes from the amount of royalties or other payments otherwise due to NuVasive, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to NuVasive and certify its receipt by the taxing authority within 30 days following such payment.

2.6          Audits. Nocimed shall keep (and shall cause its affiliates and sublicensees to keep) complete and accurate records pertaining to the sale, installation and other revenues relating to the Technology in sufficient detail to permit NuVasive to confirm the accuracy of all payments due hereunder for a period of three (3) years from the end of the calendar year to which such records relate. NuVasive shall have the right, twice annually, to cause an independent, certified public accountant reasonably acceptable to Nocimed (the “Auditor”) to audit such records solely to confirm Technology Sales and corresponding Commission payments for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours, reasonably scheduled for mutual accommodation between the parties, upon reasonable prior, written notice delivered to Nocimed at least thirty (30) days in advance. The Auditor will execute a reasonable written confidentiality agreement with Nocimed and will disclose to NuVasive only such information as is reasonably necessary to provide NuVasive with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The Auditor will send a copy of the report to Nocimed at the same time it is sent to NuVasive. The report sent to both parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the parties to reflect the results of such audit. NuVasive shall bear the full cost of such audit unless such audit discloses an underpayment by Nocimed of more than 5% of the Commission amounts due for any six (6)-month period under this Agreement, in which case, Nocimed shall bear the full cost of such audit and shall promptly remit to NuVasive the amount of any such underpayment. If such audit discloses an overpayment by Nocimed, then Nocimed will deduct the amount of such overpayment from amounts otherwise owed to NuVasive under this Agreement.

2.7          Late Payments. In the event that any payment due hereunder is not made when due, such payment shall accrue interest from the date due at the rate of 1.5% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit NuVasive from exercising any other rights it may have as a consequence of the lateness of any payment.

3.	PROPRIETARY RIGHTS

3.1          Ownership. Nothing in this Agreement will (a) serve to transfer to NuVasive any patent, copyright, trademark or other intellectual property rights in or to the Technology, Nocimed Marks, or other intellectual property owned or claimed by Nocimed or (b) constitute a license or sub-license to NuVasive of any intellectual property rights owned or licensed by Nocimed in the Technology. NuVasive acknowledges and agrees that Nocimed has sole right, title and interest in and to all intellectual property rights covering, claiming or associated with the Technology, the Nocimed Marks and all goodwill associated therewith.

3.2           No Trademark License. NuVasive shall have no authorization to use the Nocimed Marks for any purpose or reason whatsoever. NuVasive acknowledges Nocimed’s exclusive ownership of the Nocimed Marks and all goodwill arising from the use thereof, and NuVasive agrees not to take any action inconsistent with such ownership and will cooperate, at Nocimed’s request and expense, in any action (including the conduct of legal proceedings) which Nocimed reasonably deems necessary or desirable to establish or preserve Nocimed’s exclusive rights in and to the Nocimed Marks and associated goodwill.

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4.	TERM AND TERMINATION

4.1          Term. The term of this Agreement will commence on the Effective Date and continue until the earlier occurrence of the expiration of the “Commission Term” or the consummation of a “Sale Event” (as defined in Nocimed’s Amended and Restated Certificate of Incorporation in effect as of the date hereof, as may be amended from time to time).

4.2	Termination.

(a)         Material Breach. Each party shall have the right to terminate this Agreement immediately upon written notice to the other party if such other party is in material breach of this Agreement and has not cured such breach within thirty (30) days (or ten (10) days with respect to any payment breach) after its receipt of a written notice from the terminating party requesting cure of the breach. Any such termination shall become effective at the end of such thirty (30)-day (or ten (10)-day with respect to any payment breach) period unless the breaching party has cured such breach prior to the end of such period.

(b)         Bankruptcy. Each party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other party upon or after the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other party, or upon an assignment of a substantial portion of the other party’s assets for the benefit of creditors; provided, however, that, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the other party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

4.3	Effect of Termination

(a)        Generally. Upon any expiration or termination of this Agreement, all rights and obligations under this Agreement shall automatically terminate, except as provided in this Section 4.3.

(b)         Return of Confidential Information. Within thirty (30) days following any expiration or termination of this Agreement and at the disclosing party’s request, each party shall return to the other party, at its own expense, all Confidential Information of the other party.

(c)         Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, including any obligation to make payments hereunder, nor shall expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under Article 2, and Articles 4, 5, 6 and 7 shall survive expiration or any termination of this Agreement.

5.	CONFIDENTIAL INFORMATION.

5.1          Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and continuing for ten (10) years thereafter, each party (in such capacity, the “receiving party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other party (in such capacity, the “disclosing party”). The receiving party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but not less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the disclosing party. The receiving party will promptly notify the disclosing party upon discovery of any unauthorized use or disclosure of the Confidential Information of the disclosing party.

5.2          Exceptions. Confidential Information shall not include any information which the receiving party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of or reference to the Confidential Information of the disclosing party.

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5.3          Authorized Disclosure. The receiving party may disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)	complying with applicable court orders or governmental regulations; and

(b)         disclosure to affiliates, subcontractors, employees, consultants, agents or other third parties who need to know such information in connection with performance of such party’s obligations under this Agreement, and disclosure to potential third party investors or acquirers in connection with due diligence or similar investigations by such third parties or in confidential financing documents with such third parties, provided, in each case, that any such Affiliate, subcontractor, employee, consultant, agent or third party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7. In addition, the receiving party may disclose Confidential Information of the disclosing party to its attorneys and other advisors under a similar duty of confidentiality, to the extent such disclosure is reasonably necessary.

Notwithstanding the foregoing, in the event the receiving party is required to make a disclosure of the disclosing party’s Confidential Information pursuant to Section 7.3(a), it will, except where impracticable, give reasonable advance notice to the disclosing party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the receiving party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the receiving party agrees to take all reasonable action to avoid disclosure of Confidential Information of the disclosing party.

5.4          Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 7, each party agrees not to disclose to any third party the existence of this Agreement or the terms of this Agreement without the prior, written consent of the other party hereto, except that each party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 7.3.

5.5          Injunctive Relief. Any breach of the restrictions contained in this section is a breach of this Agreement that may cause irreparable harm to the disclosing party. Any such breach will entitle the receiving party to injunctive relief, in addition to all other legal or equitable remedies that may be available.

6.	INDEMNIFICATION

6.1           Indemnification by Nocimed. Nocimed shall indemnify, defend and hold harmless NuVasive and its directors, officers, employees and agents from and against any and all costs, expenses, damages, judgments and liabilities including attorneys’ fees incurred by or rendered against NuVasive arising from any claim made or suit brought by a third party arising out of (a) a breach by Nocimed of its representations, warranties or obligations under this Agreement, (b) Nocimed’s gross negligence or willful misconduct, or (c) the manufacture, use, sale, offer for sale or export of the Technology including, but not limited to, any product liability claims, personal injury claims, and any claims that the Technology infringes any patent or other intellectual property rights of any third party. NuVasive shall give Nocimed prompt, written notice of any such claim or suit, and shall permit Nocimed to undertake the defense thereof, at Nocimed’s expense. NuVasive shall cooperate in such defense to the extent reasonably request by Nocimed, at Nocimed’s expense. In any claim made or suit brought for which NuVasive seeks indemnification under this Section, NuVasive shall not settle, offer to settle or admit liability or damages without the prior, written consent of Nocimed.

6.2          Indemnification by NuVasive. NuVasive shall indemnify, defend and hold harmless Nocimed and its directors, officers, employees and agents from and against any and all costs, expenses, damages, judgments and liabilities including attorneys’ fees incurred by or rendered against Nocimed arising from any claim made or suit brought by a third party arising out of (a) a breach by NuVasive of its representations, warranties or obligations under this Agreement, or (b) NuVasive’s gross negligence or willful misconduct. Nocimed shall give NuVasive prompt written notice of any such claim or suit, and shall permit NuVasive to undertake the defense thereof, at NuVasive’s expense. Nocimed shall cooperate in such defense to the extent reasonably request by NuVasive, at NuVasive’s expense. In any claim made or suit brought for which Nocimed seeks indemnification under this Section, Nocimed shall not settle, offer to settle or admit liability or damages without the prior, written consent of NuVasive.

7.	GENERAL

7.1          Independent Contractor. The parties expressly acknowledge and agree that NuVasive has been, is and at all times will be an independent contractor in all matters relating to this Agreement or any prior version or iteration hereof. NuVasive is not an agent of Nocimed for any purpose and has no power or authority to bind or commit Nocimed to any obligation in any way, nor will NuVasive purport to have such power or authority. NuVasive is not and will not act as an employee of Nocimed for any purpose within the meaning or application of any federal, state, or local laws or regulations that might impute any obligation or liability to Nocimed by reason of any employment relationship.

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7.2          Assignment. Neither party may assign or transfer, by operation of law or otherwise, any of its rights, or delegate any of its obligations, under this Agreement to any third party without the other party’s prior, written consent; provided, however, that NuVasive may assign its rights and obligations under this Agreement without Nocimed’s consent to any affiliate of NuVasive or in connection with the sale of all or substantially all of its business to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment or transfer in violation of the foregoing will be null and void.

7.3           Notices. All notices, consents and approvals under this Agreement must be delivered in writing by courier, by electronic mail, or by certified or registered mail (postage prepaid and return receipt requested) to the other party at the address set forth beneath such party’s signature, and will be effective upon receipt or five (5) business days after being deposited in the mail as required above, whichever occurs sooner. Either party may change its address by giving notice of the new address to the other party.

7.4           Governing Law. This Agreement will be governed by the laws of the State of California, excluding its conflicts of laws principles.

7.5          Waivers. All waivers must be in writing, and any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.6          Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

7.7          Construction. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word “including” means “including but not limited to”.

7.8         Counterparts; Execution. This Agreement may be executed (including via electronic signature (.PDF format included)) in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

7.9          Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral. This Agreement may be amended only by a written document signed by both parties. The terms on any purchase order or similar document submitted by NuVasive to Nocimed will have no effect.

7.10       Amendment of Prior Agreement. The Prior Agreement is hereby amended and superseded in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the parties hereto pursuant to Section 9.9 of the Prior Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, except for payments owed to NuVasive under the Prior Agreement for aggregate Technology Sales which occur prior to the Effective Date, which shall be paid in accordance with Section 2.2. For the avoidance of doubt, the parties expressly acknowledge and agree that (i) NuVasive has met all of its obligations under the Prior Agreement, including all obligations to promote or market the Technology, and (ii) NuVasive shall have no obligations to promote or market the Technology beginning upon the Effective Date.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED COMMISSION AGREEMENT as of the Effective Date.

NOCIMED, INC.	NUVASIVE, INC.

By: /s/ L. Brett Lanuti	By: ________________________
L. Brett Lanuti	Name:
Chief Executive Officer	Title:

Address for Notice:	Address for Notice:

951 Mariners Island Blvd., Suite 300 San Mateo, CA 94404 Attn: Chief Executive Officer	7475 Lusk Boulevard San Diego, CA 92121 Attn: Email:

SIGNATURE PAGE TO MARKETING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED COMMISSION AGREEMENT as of the Effective Date.

NOCIMED, INC.	NUVASIVE, INC.

By: /s/ L. Brett Lanuti	By: /s/ Sean Freeman
L. Brett Lanuti	Name: Sean Freeman
Chief Executive Officer	Title: SVP Strategy & Corporate Development

Address for Notice:	Address for Notice:

951 Mariners Island Blvd., Suite 300 San Mateo, CA 94404 Attn: Chief Executive Officer	7475 Lusk Boulevard San Diego, CA 92121 Attn: Sean Freeman

SIGNATURE PAGE TO AMENDED AND RESTATED COMMISSION AGREEMENT

EXHIBIT A

NOCIMED MARKS

The following are proprietary Trademarks of Nocimed, LLC (All Rights Reserved):

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EXHIBIT B

FORM OF SAFE